Exhibit 99.1

Potbelly Corporation Reports Preliminary Results for Fourth Fiscal Quarter of 2024
Company to host a fireside chat and investor meetings at the 27th Annual ICR Conference
Company expects to deliver positive fourth quarter same store sales growth
38 new shop sites in various stages of development for opening in 2025
Chicago, IL. January 13, 2025 – Potbelly Corporation (NASDAQ: PBPB), (“Potbelly” or the “Company”) the iconic neighborhood sandwich shop concept, today reported preliminary estimated results for the fourth fiscal quarter ended December 29, 2024.

Fourth Quarter 2024	Guidance (as of 11/7/24)	Preliminary Results
Same Store Sales % Growth	-2.5% to -0.5%	+0.2% to +0.3%
New Unit Growth	9-11 shops	8 shops
Adjusted EBITDA	$7.0M to $8.0M	$8.0M to $8.4M

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “Our preliminary fourth quarter results exceeded our expectations as our product innovation, digital marketing and operations excellence helped deliver positive comp growth. We are equally proud to have managed costs effectively, expanding restaurant margins and driving growth in corporate profitability during the fourth quarter which we expect will result in approximately 10% adjusted EBITDA growth for the full year. During the fourth quarter, we successfully opened eight new shops and added another 30 new franchise shop commitments, bringing our total open and committed shops to 727 as of December 29th, 2024. As we look to 2025, we are excited to have 38 new shop sites already in various stages of development to open this year. Our teams are actively working to add additional shops to our 2025 pipeline over the coming months. Overall, we believe 2025 will be an exciting year for Potbelly as we accelerate our unit growth and continue to strengthen our brand.”

ICR Conference Participation
Potbelly will participate in a fireside chat and host investor meetings at the 27th Annual ICR Conference in Orlando, FL on January 13-14, 2025. Potbelly’s fireside discussion will begin on Tuesday, January 14, 2025 at 8:30 AM Eastern time and will be webcast live from the Investor Relations section of the Company’s website at www.potbelly.com, under “Events and Presentations”.

About Potbelly
Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with more than 440 shops in the United States including more than 90 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Definitions
The following definitions apply to these terms as used throughout this press release:
◦Revenues – represents net company-operated sandwich shop sales and our franchise royalties and fees. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of royalty income, franchise fee, and other fees collected from franchisees including advertising and rent.
◦Company-operated comparable store sales or same-store traffic – an operating measure that represents the change in year-over-year sales or transactions for the comparable company-operated store base open for 15 months or longer.
◦Adjusted EBITDA – a non-GAAP measure that represents income before depreciation and amortization expense, interest expense and the provision for income taxes, adjusted to eliminate the impact of other items, including certain non-cash and other items that we do not consider reflective of underlying business performance.
The Company believes that a quantitative reconciliation of the Company’s adjusted EBITDA non-GAAP financial measure guidance or preliminary results to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of this non-GAAP financial measure would require the Company to provide guidance for various reconciling items that cannot reasonably be predicted due to the fact that the timing and amount of such items are dependent on the timing and outcome of certain actions. For the same reasons, we are unable to address the probable significance of the unavailable information.

Forward-Looking Statements and Disclaimers

The preliminary estimated financial results for the full year ended December 29, 2024, included in this presentation are preliminary, unaudited and subject to completion, and may change as a result of management’s continued review. Such preliminary results are subject to the finalization of year-end financial and accounting procedures. The preliminary financial results represent management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial results may materially differ from the actual results when they are completed and publicly disclosed.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding (i) new shop sites in 2025, (ii) unit growth and strengthening the Potbelly brand in 2025, and (iii) preliminary fourth quarter results and full year adjusted EBITDA growth. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including the Company’s ability to successfully execute its growth plans and the Company’s ability to achieve its planned expansion. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Contact:
Jeff Priester

ICR
investor@potbelly.com

Media Contact:
ICR
PotbellyPR@icrinc.com